                                                Filed Pursuant to Rule 424(b)(3)
                                                Registration # 333-60959



                          PROSPECTUS SUPPLEMENT NO. 1
                                      TO
                       PROSPECTUS DATED NOVEMBER 6, 1998

                               AMF BOWLING, INC.
                                $1,125,000,000
                         AGGREGATE PRINCIPAL AMOUNT OF
                  ZERO COUPON CONVERTIBLE DEBENTURES DUE 2018
                                      AND
                     SHARES OF COMMON STOCK ISSUABLE UPON
                 CONVERSION, REDEMPTION OR REPURCHASE THEREOF

                               ----------------

  The following information supplements, and must be read in connection with, the information contained in the Prospectus, dated November 6, 1998 (the "Prospectus"), of AMF Bowling, Inc., a Delaware corporation. This Prospectus Supplement must be delivered with a copy of the Prospectus. All capitalized terms not otherwise defined herein have the respective meanings ascribed to them in the Prospectus.

  The following information replaces in its entirety the information provided in the Prospectus under the caption "Selling Securityholders".

                               ----------------

                            SELLING SECURITYHOLDERS

  The Selling Securityholders may from time to time offer and sell pursuant to this Prospectus (or an amendment or supplement thereto) any or all of the Debentures and the Common Stock issued upon conversion, redemption or repurchase thereof. The term Selling Securityholder includes the holders listed below and the beneficial owners of the Debentures and their respective transferees, pledgees, donees or their successors.

  Each of the Selling Securityholders listed below is either an Initial Purchaser or a transferee of an Initial Purchaser and has agreed to be bound by the terms applicable to the transferor under the Debenture Registration Rights Agreement. Pursuant to the Debenture Registration Rights Agreement, the Company has filed the Registration Statement of which this Prospectus forms a part and has also agreed to bear certain expenses related thereto and to indemnify each Selling Securityholder against certain liabilities, including certain liabilities arising under the federal securities laws. See "Plan of Distribution".

  The Company has filed with the Commission the Registration Statement of which this Prospectus forms a part with respect to the sale by the Selling Securityholders of the Securities from time to time through the facilities of any national securities exchange or U.S. inter-dealer quotation system of a registered national securities association on which the Securities may be listed or quoted at the time of such sale, in the over-the-counter market, in transactions otherwise than on such exchanges or systems or in the over-the-counter market, or through the writing of options, in privately negotiated transactions or otherwise, as more fully described under "Plan of Distribution".

                               ----------------

         THE DATE OF THIS PROSPECTUS SUPPLEMENT IS NOVEMBER 23, 1998.

  The table below sets forth information with respect to the Selling Securityholders and the respective principal amounts of the Debentures and Common Stock into which such Debentures are convertible beneficially owned by each Selling Securityholder at or prior to November 20, 1998. Such information has been obtained from the Selling Securityholders. To the Company's knowledge, none of the Selling Securityholders has, or within the past three years has had, any position, office or other material relationship with the Company (or its predecessors) or any of its affiliates. Although the Selling Securityholders may offer for sale from time to time all or a portion of the Securities pursuant to this Prospectus (or an amendment or supplement thereto), the table below assumes that all of the Securities will be offered and sold by the Selling Securityholders. In addition, the Selling Securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of their Securities since the date on which they provided the Company with information regarding their Securities in transactions exempt from the registration requirements of the Securities Act. Information concerning Selling Securityholders may change from time to time and, to the extent required, will be set forth in supplements or amendments to this Prospectus. The Securities are being registered hereby to permit secondary trading of the Securities without restriction under the Securities Act. See "Plan of Distribution".

                              BENEFICIAL OWNERSHIP AT
                                NOVEMBER 20, 1998(1)        SHARES OF   PRINCIPAL AMOUNT
                           ------------------------------ COMMON STOCK    AT MATURITY
                           PRINCIPAL AMOUNT                COVERED BY    OF DEBENTURES
                             AT MATURITY    PERCENTAGE OF     THIS      COVERED BY THIS
 SELLING SECURITYHOLDERS    OF DEBENTURES    DEBENTURES   PROSPECTUS(2)    PROSPECTUS
 -----------------------   ---------------- ------------- ------------- ----------------
 American High-Income
  Trust..................   $   21,900,000       1.9         189,947     $   21,900,000
 American Investors Life
  Insurance Company,
  Inc.(3)................        3,000,000         *          26,020          3,000,000
 Arkansas Public
  Employees Retirement
  System(4)..............        3,000,000         *          26,020          3,000,000
 Baker Nye Securities,
  LP.....................        5,000,000         *          43,367          5,000,000
 Baltimore Gas & Electric
  Pension Plan(4)........        5,200,000         *          45,101          5,200,000
 Blue Cross Blue Shield
  of Michigan Retirement
  Income Plan(4).........          800,000         *           6,938            800,000
 Boston Edison NDT Non-
  Qualified
  Corporate(4)...........          375,000         *           3,252            375,000
 Boston Edison NDT
  Qualified(4)...........        5,965,000         *          51,736          5,965,000
 Boston Edison VEBA(4)...          275,000         *           2,385            275,000
 BT Equities Strategies
  Fund of the BT Pyramid
  Trust..................        3,000,000         *          26,020          3,000,000
 Caywood Capital Fund
  L.P....................          400,000         *           3,469            400,000
 Central Pension Fund of
  the IUOE and
  Participating
  Employers(4)...........       15,750,000       1.4         136,606         15,750,000
 Century National
  Insurance Company......        2,730,000         *          23,678          2,730,000
 Chapman University......           50,000         *             433             50,000
 Chrysler Insurance
  Company--Total Return..          120,000         *           1,040            120,000
 City of New Bedford
  Retirement System(4)...          500,000         *           4,336            500,000
 City of Richmond
  Retirement System(4)...        1,100,000         *           9,540          1,100,000
 City of Worcester
  Retirement System(4)...        2,050,000         *          17,780          2,050,000
 Columbia/HCA............          700,000         *           6,071            700,000

                              BENEFICIAL OWNERSHIP AT
                                NOVEMBER 20, 1998(1)        SHARES OF   PRINCIPAL AMOUNT
                           ------------------------------ COMMON STOCK    AT MATURITY
                           PRINCIPAL AMOUNT                COVERED BY    OF DEBENTURES
                             AT MATURITY    PERCENTAGE OF     THIS      COVERED BY THIS
 SELLING SECURITYHOLDERS    OF DEBENTURES    DEBENTURES   PROSPECTUS(2)    PROSPECTUS
 -----------------------   ---------------- ------------- ------------- ----------------
 Community Investment
  Group Convertible
  Bond(4)................          50,000          *              433           50,000
 Credit Research &
  Trading, LLC...........         875,000          *            7,589          875,000
 Credit Suisse First
  Boston Corporation.....       5,000,000          *           43,367        5,000,000
 Curtiss-Wright
  Retirement Plan(4).....         750,000          *            6,505          750,000
 Dallas Police & Fire
  Pension System(4)......       9,000,000          *           78,060        9,000,000
 Data General
  Corporation(4).........       1,825,000          *           15,828        1,825,000
 De Moss Foundation......         500,000          *            4,336          500,000
 Delaware Public
  Employees' Retirement
  System(4)..............       7,500,000          *           65,050        7,500,000
 Detroit Edison
  Employees' Retirement
  Trust(4)...............       5,750,000          *           49,872        5,750,000
 Detroit Medical Center
  Endowment/Depreciation
  Fund(4)................       3,000,000          *           26,020        3,000,000
 Detroit Medical Center
  Pension Plan(4)........       3,550,000          *           30,790        3,550,000
 Deutsche Bank A.G.......     123,750,000       11.0        1,073,333      123,750,000
 Dow Corning Retirement
  Plan(4)................       4,550,000          *           39,463        4,550,000
 Employees' Retirement
  System of the City of
  Milwaukee(4)...........      10,000,000          *           86,734       10,000,000
 Employers Reinsurance
  Corp.(3)...............       2,500,000          *           21,683        2,500,000
 Enterprise Accumulation
  Trust High Yield.......       1,550,000          *           13,443        1,550,000
 Enterprise High Yield
  Bond Fund..............       1,950,000          *           16,913        1,950,000
 Eos Partners, L.P. .....       7,500,000          *           65,050        7,500,000
 F. R. Bigelow Foundation
  Convertible Bond(4)....          70,000          *              607           70,000
 Fede Corporation........          50,000          *              433           50,000
 Fort Dearborn Life
  Insurance Company......         600,000          *            5,204          600,000
 Franklin Investor
  Securities Trust--
  Franklin Convertible
  Securities Fund........       6,000,000          *           52,040        6,000,000
 Franklin Strategic
  Series--Franklin Small
  Cap Growth Fund........      12,900,000        1.1          111,886       12,900,000
 Gencorp(4)..............       7,750,000          *           67,218        7,750,000
 General Motors
  Investment Management
  Corp.(3)...............      15,000,000        1.3          130,101       15,000,000
 General Motors MetLife
  High Yield Pension(4)..       7,820,000          *           67,825        7,820,000
 General Motors Pension
  Fund--High Yield
  Sector(4)..............      10,500,000          *           91,070       10,500,000
 Golden Rule Insurance
  High Yield.............         700,000          *            6,071          700,000
 Guardian Life Insurance
  Company of America.....      28,500,000        2.5          247,191       28,500,000
 Guardian Master Pension
  Trust..................       1,500,000          *           13,010        1,500,000
 Halliburton High
  Yield(4)...............       1,350,000          *           11,709        1,350,000

                              BENEFICIAL OWNERSHIP AT
                                NOVEMBER 20, 1998(1)        SHARES OF   PRINCIPAL AMOUNT
                           ------------------------------ COMMON STOCK    AT MATURITY
                           PRINCIPAL AMOUNT                COVERED BY    OF DEBENTURES
                             AT MATURITY    PERCENTAGE OF     THIS      COVERED BY THIS
 SELLING SECURITYHOLDERS    OF DEBENTURES    DEBENTURES   PROSPECTUS(2)    PROSPECTUS
 -----------------------   ---------------- ------------- ------------- ----------------
 Hamilton Global
  Investors Limited......      20,000,000        1.7          173,468       20,000,000
 HBK Cayman L.P. ........      60,773,000        5.4          527,108       60,773,000
 HBK Offshore Fund
  Ltd. ..................     141,377,000       12.6        1,226,219      141,377,000
 Health Services
  Retirement Plan(4).....       1,000,000          *            8,673        1,000,000
 Houston Firemen's Relief
  and Pension Fund
  "B"(4).................       2,750,000          *           23,851        2,750,000
 Houston Municipal
  Employees Pension
  System(4)..............       7,300,000          *           63,315        7,300,000
 IBM Pension Plan(4).....      11,500,000          *           99,744       11,500,000
 IL Annuity & Insurance..         250,000          *            2,168          250,000
 International Union
  Operating Engineers
  Local #4(4)............         450,000          *            3,903          450,000
 Ironworkers District
  Council of New
  England(4).............       1,500,000          *           13,010        1,500,000
 KA Management Ltd.......      19,005,000        1.7          164,837       19,005,000
 KA Trading L.P..........       8,145,000          *           70,644        8,145,000
 Loomis Sayles Bond
  Fund(4)................      18,700,000        1.6          162,192       18,700,000
 Loomis Sayles Fixed
  Income Fund(4).........       3,000,000          *           26,020        3,000,000
 Loomis Sayles High Yield
  Fixed Income Fund(4)...       3,275,000          *           28,405        3,275,000
 Loomis Sayles High Yield
  Fund(4)................       1,250,000          *           10,841        1,250,000
 Loomis Sayles
  International Fund--
  High Yield(4)..........       2,125,000          *           18,430        2,125,000
 Loomis Sayles Managed
  Bond Fund(4)...........       2,000,000          *           17,346        2,000,000
 Loomis Sayles Worldwide
  Fund--Domestic Fixed
  Income Sector(4).......         750,000          *            6,505          750,000
 Lord Abbett Bond
  Debenture Fund.........      25,000,000        2.2          216,835       25,000,000
 LS International Fund
  (Offshore Bond
  Fund)(4)...............       2,500,000          *           21,683        2,500,000
 Maine State Retirement
  System(4)..............       3,475,000          *           30,140        3,475,000
 Maxim Corporate Bond
  Fund(4)................       4,250,000          *           36,861        4,250,000
 Merrill Lynch
  International Ltd......       5,000,000          *           43,367        5,000,000
 MetLife Separate Account
  235(4).................       1,000,000          *            8,673        1,000,000
 Metropolitan Life Loomis
  Sayles High Yield Bond
  Portfolio(4)...........       4,200,000          *           36,428        4,200,000
 Milwaukee County
  "B"(4).................      11,200,000          *           97,142       11,200,000
 Minneapolis Teachers
  Retirement Fund(4).....       1,950,000          *           16,913        1,950,000
 Morgan Guaranty Trust
  Company of New York as
  Investment Manager and
  Agent for a private
  client(5)..............       6,000,000          *           52,040        6,000,000

                              BENEFICIAL OWNERSHIP AT
                                NOVEMBER 20, 1998(1)        SHARES OF   PRINCIPAL AMOUNT
                           ------------------------------ COMMON STOCK    AT MATURITY
                           PRINCIPAL AMOUNT                COVERED BY    OF DEBENTURES
                             AT MATURITY    PERCENTAGE OF     THIS      COVERED BY THIS
 SELLING SECURITYHOLDERS    OF DEBENTURES    DEBENTURES   PROSPECTUS(2)    PROSPECTUS
 -----------------------   ---------------- ------------- ------------- ----------------
 Morgan Guaranty Trust
  Company of New York as
  Trustee of the
  Commingled Pension
  Trust Fund (Multi-
  Market Special
  Investment Fund I) of
  Morgan Guaranty Trust
  Company of New
  York(6)................     16,000,000         1.4         138,774       16,000,000
 Morgan Guaranty Trust
  Company of New York as
  Trustee of the
  Commingled Pension
  Trust Fund (Multi-
  Market Special
  Investment Fund II) of
  Morgan Guaranty Trust
  Company of New
  York(7)................     32,000,000         2.8         277,548       32,000,000
 Morgan Guaranty Trust
  Company of New York as
  Trustee of the Multi-
  Market Special
  Investment Trust Fund
  of Morgan Guaranty
  Trust Company of New
  York(8)................      6,000,000           *          52,040        6,000,000
 Motors Insurance
  Corp.(3)...............        500,000           *           4,336          500,000
 National Geographic
  Society(4).............        250,000           *           2,168          250,000
 National Union Fire
  Insurance Co. of
  Pittsburgh.............      4,000,000           *          34,693        4,000,000
 New York City Board of
  Education Retirement
  System(4)..............      1,000,000           *           8,673        1,000,000
 New York City Employees'
  Retirement System(4)...      6,750,000           *          58,545        6,750,000
 New York City Fire
  Department Pension
  Fund(4)................      3,750,000           *          32,525        3,750,000
 New York City Police
  Department Pension
  Fund(4)................      4,000,000           *          34,693        4,000,000
 New York City Teachers
  Retirement System(4)...     22,900,000         1.8         198,620       22,900,000
 New York State Electric
  & Gas Corp. Retirement
  Benefit Plan(4)........      3,000,000           *          26,020        3,000,000
 New York State Nurses
  Assn. Pension Plan &
  Benefits Fund(4).......      2,250,000           *          19,515        2,250,000
 Nike, Inc. Profit
  Sharing Plan(4)........        300,000           *           2,602          300,000
 Oppenheimer Millennuim
  Funds plc for the
  Oppenheimer Millennium
  Income & Growth Fund...        200,000           *           1,734          200,000
 Orange County Employees
  Retirement System(4)...      1,500,000           *          13,010        1,500,000
 Pacific Life Insurance
  Company................      2,000,000           *          17,346        2,000,000
 Partner Reinsurance
  Co.(4).................        600,000           *           5,204          600,000
 Partners Healthcare(4)..      1,250,000           *          10,841        1,250,000
 Peter & Elizabeth Tower
  Foundation(4)..........      1,050,000           *           9,107        1,050,000
 Phoenix Convertible
  Fund...................      3,300,000           *          28,622        3,300,000
 Phoenix Home Life
  Convertible Fund.......      1,500,000           *          13,010        1,500,000
 PHS Pension(4)..........      2,250,000           *          19,515        2,250,000

                              BENEFICIAL OWNERSHIP AT
                                NOVEMBER 20, 1998(1)        SHARES OF   PRINCIPAL AMOUNT
                           ------------------------------ COMMON STOCK    AT MATURITY
                           PRINCIPAL AMOUNT                COVERED BY    OF DEBENTURES
                             AT MATURITY    PERCENTAGE OF     THIS      COVERED BY THIS
 SELLING SECURITYHOLDERS    OF DEBENTURES    DEBENTURES   PROSPECTUS(2)    PROSPECTUS
 -----------------------   ---------------- ------------- ------------- ----------------
 Presbyterian
  Intercommunity
  Hospital...............         150,000          *           1,301           150,000
 Presbyterian
  Intercommunity Hospital
  Defined Benefit Plan...          50,000          *             433            50,000
 Raytheon Master
  Trust(4)...............       2,550,000          *          22,117         2,550,000
 Regence Blue Cross/Blue
  Shield of Idaho(3).....          86,000          *             745            86,000
 Regence Blue Cross/Blue
  Shield of Oregon(3)....         141,000          *           1,222           141,000
 Regence Blue Cross/Blue
  Shield of Utah(3)......          43,000          *             372            43,000
 Regence Blue Cross/Blue
  Shield of
  Washington(3)..........         230,000          *           1,994           230,000
 Rohm & Haas Company
  Convertible Fund(4)....         240,000          *           2,081           240,000
 Rose Hills Endowment
  Care Fund..............         250,000          *           2,168           250,000
 SoundShore Holdings
  Ltd. ..................      30,075,000        2.6         260,852        30,075,000
 SoundShore Opportunity
  Holding Fund Ltd.......       1,000,000          *           8,673         1,000,000
 State of Connecticut
  Fund "F"(4)............       4,350,000          *          37,729         4,350,000
 State of Oregon/SAIF
  Corporation............      20,000,000        1.7         173,468        20,000,000
 State of Rhode Island
  Employees Retirement
  System(4)..............      11,995,000          *         104,037        11,995,000
 Teachers Insurance and
  Annuity Association of
  America................      12,000,000        1.0         104,080        12,000,000
 Teamsters Affiliates
  Pension Plan(4)........       2,000,000          *          17,346         2,000,000
 Teamsters Retirement &
  Family Protection
  Plan(4)................         400,000          *           3,469           400,000
 The Bond Fund of
  America, Inc...........      23,100,000        2.0         200,355        23,100,000
 The Income Fund of
  America, Inc. .........      90,000,000        8.0         780,606        90,000,000
 The Salser Partnership
  No. 1 + 3..............          50,000          *             433            50,000
 TPW Investments, Ltd....         100,000          *             867           100,000
 Tredegar Industries,
  Inc.(4)................         750,000          *           6,505           750,000
 Tribeca Investments
  L.L.C..................      12,500,000        1.1         108,417        12,500,000
 Trust FBO Wm. M. Keck
  Jr. Fdn................          50,000          *             433            50,000
 UA General Officers
  Retirement Plan(4).....         275,000          *           2,385           275,000
 UA Local Union Officers
  & Employees
  Pension(4).............       2,455,000          *          21,293         2,455,000
 UA Office Employees
  Retirement Plan(4).....         130,000          *           1,127           130,000
 UFCW Tri-State Pension
  Fund(4)................         500,000          *           4,336           500,000
 United Mine Workers of
  America Health and
  Retirement Fund(4).....       5,000,000          *          43,367         5,000,000
 USF Convertible Fund....         700,000          *           6,071           700,000
 Wilson East L.P. .......         100,000          *             867           100,000
 Wm. M. Keck Jr. Fdn.....         200,000          *           1,734           200,000

                              BENEFICIAL OWNERSHIP AT
                                NOVEMBER 20, 1998(1)        SHARES OF   PRINCIPAL AMOUNT
                           ------------------------------ COMMON STOCK    AT MATURITY
                           PRINCIPAL AMOUNT                COVERED BY    OF DEBENTURES
                             AT MATURITY    PERCENTAGE OF     THIS      COVERED BY THIS
 SELLING SECURITYHOLDERS    OF DEBENTURES    DEBENTURES   PROSPECTUS(2)    PROSPECTUS
 -----------------------   ---------------- ------------- ------------- ----------------
 World Bank "B"(4).......        2,500,000         *           21,683         2,500,000
 World Bank "RSBP"(4)....        3,650,000         *           31,657         3,650,000
 Zazove Convertible Fund,
  L.P....................        7,350,000         *           63,749         7,350,000
 Unnamed holders of
  Securities or any
  future transferees,
  pledgees, donees or
  successors of or from
  such unnamed holders...       49,700,000       4.4          474,495        49,700,000
                            --------------       ---        ---------    --------------
 Total...................   $1,125,000,000       100%       9,757,575    $1,125,000,000
                            ==============       ===        =========    ==============

--------
 * Less than one percent.
(1) The information contained in this table reflects "beneficial" ownership of the Debentures within the meaning of Rule 13d-3 under the Exchange Act. With respect to all holders listed in the table above, the Company has not conducted any independent inquiry or investigation to ascertain such information and has relied exclusively on written questionnaires furnished to the Company by the Selling Securityholders on or prior to November 20, 1998 for the express purpose of including the information set forth therein in this Prospectus.
(2) Includes shares of Common Stock issuable upon conversion of the Debentures only. Represents the number of shares of Common Stock into which the Debentures listed for such Selling Securityholder in this table are convertible on an "as converted" basis using the conversion rate described on the cover page of this Prospectus.
(3) Salomon Brothers Asset Management Inc. ("SBAM") acts as discretionary investment adviser with respect to the noted accounts that hold the Debentures. Accordingly, SBAM may be deemed to be the beneficial owner of the Debentures.
(4) Loomis, Sayles & Company, L.P. acts as discretionary investment adviser with respect to the noted accounts that hold the Debentures.
(5) The Selling Securityholder is the beneficial owner of $956,000 face value of the Subsidiary Senior Subordinated Discount Notes.
(6) The Selling Securityholder is the beneficial owner of $4,692,000 face value of the Subsidiary Senior Subordinated Discount Notes.
(7) The Selling Securityholder is the beneficial owner of $5,514,000 face value of the Subsidiary Senior Subordinated Discount Notes.
(8) The Selling Securityholder is the beneficial owner of $878,000 face value of the Subsidiary Senior Subordinated Discount Notes.

  The Conversion Rate and, therefore, the number of shares of Common Stock issuable upon conversion, redemption or repurchase of the Debentures is subject to adjustment in certain events. Accordingly, the number of shares of Common Stock issuable upon conversion, redemption or repurchase of the Debentures may increase or decrease. In addition, the Selling Securityholders identified above may have sold, transferred or otherwise disposed of all or a portion of their Debentures since the date on which they provided the information regarding their Debentures, in transactions exempt from the registration requirements of the Securities Act.

  Because the Selling Securityholders may, pursuant to this Prospectus (or an amendment or supplement hereto), offer all or some portion of the Debentures or Common Stock issuable upon conversion, redemption or repurchase of the Debentures, no estimate can be given as to the amount of the Debentures or shares of Common Stock that will be held by the Selling Securityholders upon termination of any such sales.

  Generally, only Selling Securityholders identified in the foregoing table who beneficially own the Debentures set forth opposite their respective names, may sell such Debentures pursuant to the Registration Statement. The Company may from time to time, in accordance with the Debenture Registration Rights Agreement, include additional Selling Securityholders in supplements or amendments to this Prospectus.



         THE DATE OF THIS PROSPECTUS SUPPLEMENT IS NOVEMBER 23, 1998.